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   As filed with the Securities and Exchange Commission on September 8, 2000
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                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                SCHEDULE 14D-9-C

              SOLICITATION/RECOMMENDATION STATEMENT UNDER SECTION
                14(d)(4) OF THE SECURITIES EXCHANGE ACT OF 1934
                       ----------------------------------
                         MILLER BUILDING SYSTEMS, INC.
                           (Name of Subject Company)

                         MILLER BUILDING SYSTEMS, INC.
                       (Name of Persons Filing Statement)

                    COMMON STOCK, $0.01 PAR VALUE PER SHARE
                         (Title of Class of Securities)

                                  600404 10 7
                     (CUSIP Number of Class of Securities)

                               THOMAS J. MARTINI
                            SECRETARY AND TREASURER
                         MILLER BUILDING SYSTEMS, INC.
                           58120 COUNTY ROAD 3 SOUTH
                            ELKHART, INDIANA  46517
                                 (219) 295-1214
  (Name, address and telephone number of person authorized to receive notices and communications on behalf of the person filing statement)

                                with a copy to:

                             T. STEPHEN DYER, ESQ.
             MUCH SHELIST FREED DENENBERG AMENT & RUBENSTEIN, P.C.
                      200 NORTH LASALLE STREET, SUITE 2100
                            CHICAGO, ILLINOIS  60601
                                 (312) 346-3100

[X] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.
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Item 12.        Exhibits.

Exhibit No.         Document
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  (e)(1)           Agreement and Plan of Merger, dated as of August 22, 2000, by and between Miller Building Systems, Inc., Coachmen Industries, Inc., COA Housing Group, Inc. and Miller Acquisition Corporation (incorporated by reference to Exhibit
                   99.1 to the Form 8-K of Coachmen Industries, Inc., filed with the Securities and Exchange Commission on September 6, 2000)